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                                  EXHIBIT 99.1
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NEWS RELEASE
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GEON ANNOUNCES AGREEMENT TO ACQUIRE
COMPOUNDER, SYNERGISTICS INDUSTRIES

Cleveland, Ohio - October 2, 1997 -- The Geon Company (NYSE: GON) announced today that it has entered into a "lock-up" agreement with the holder of all the voting shares of Synergistics Industries Limited (TSE: SGX) of Mississauga, Ontario, Canada. The lock-up agreement provides that Geon or a subsidiary will make a cash tender offer for all the voting and non-voting shares of Synergistics. The shareholder parties to the lock-up agreement have agreed to tender all their shares to the bid and not to withdraw them except in certain circumstances.

The offer price for the voting and non-voting shares will be $22 (CND) per share, payable in cash. There are approximately 5.3 million shares outstanding including options, voting and non-voting shares. It is anticipated that the bid will be mailed to shareholders shortly. Completion of the bid will be subject to certain terms and conditions, including a minimum tender of 100 percent of the voting shares and 90 percent of the non-voting shares.

"We believe that Synergistics is an excellent strategic fit for our compound business," stated William F. Patient, chairman, president and chief executive officer of Geon. "It will immediately contribute to earnings growth and will progressively deliver enhanced profitability as we realize greater economies of scale. In addition to its vinyl compounds, Synergistics complements Geon's product offering by adding cross-linked polyethylene compounds, thermoplastic elastomers and plasticizers. Customers will benefit as the strengths of each company are combined to provide broader and greater service."

Patient noted, "This combination flows from a comprehensive strategic analysis conducted by Geon's board of directors and senior management team to deliver greater shareholder value. This transaction continues Geon's strategic evolution, in which we are placing greater emphasis on growing our more profitable differentiated businesses while continuing to improve the productivity and cost-competitiveness of our core resin business."

Synergistics Industries Limited manufactures a broad line of plastic compounds and liquid plasticizers. Its products are used in construction materials, such as electrical wire and cable insulation and jacketing, conduit, siding, window and fencing materials, as well as in a variety of consumer products, such as medical products, bottles, packaging and outdoor furniture. Synergistics has more than 500 employees and six manufacturing sites in the United States and Canada. In 1996, Synergistics reported revenues of $293 million (CND) and net income of $8 million (CND).


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The Geon Company is one of the largest suppliers of PVC resins in North America, and is the world's largest merchant provider of PVC compounds. Its products are widely used in building materials, such as pipe, siding, windows, and flooring, as well as in components for home appliances, personal computers, electronics and automobiles. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ 1,600 people, and have 11 manufacturing plants in the United States and Canada and joint ventures in Europe, Australia and Southeast Asia.

The selling shareholders may withdraw their shares from the lock-up if a bona fide, fully financed, competing offer of at least $1 more per share over the price offered by Geon is made prior to the shares being taken up and paid for and Geon fails to match or better such competing offer within 10 days. If the selling shareholders deposit their shares to a successful competing offer, then Synergistics has agreed to pay Geon a fee of $5 million. CIBC Wood Gundy Security, Inc. is acting as financial advisor to Geon and as soliciting dealer manager with this transaction.

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                    Media and Investor Contact: Dennis Cocco
                                                440-930-1538